On July 22, 2005, Calvert Variable Series, Inc. Ameritas Money Market Portfolio, a series of Calvert Variable Series, Inc. ("CVS"), acquired substantially all the net assets of Calvert Social Money Market Portfolio, a series of CVS.  The Board of Directors of CVS approved the acquisition on March 10, 2005, and shareholders of Calvert Social Money Market Portfolio approved the transaction on July 22, 2005.  The merger was accomplished by a tax-free exchange of 11,678,845 shares of Ameritas Money Market Portfolio for 11,678,845 shares of the Calvert Social Money Market Portfolio outstanding at July 22, 2005.  The Calvert Social Money Market Portfolio's net assets as of July 22, 2005, were combined with those of Ameritas Money Market Portfolio.

On November 18, 2005, Calvert Variable Series, Inc. Ameritas Income & Growth Portfolio, a series of CVS, acquired substantially all the net assets of Ameritas Growth Portfolio, as series of CVS.  The Board of Directors of CVS approved the acquisition on June 9, 2005, and shareholders of Ameritas Growth Portfolio approved the transaction on November 10, 2005.  The merger was accomplished by a tax-free exchange of 5,901,872 shares of the Ameritas Income & Growth Portfolio (valued at $76,901,398) for 1,514,038 shares of the Ameritas Growth Portfolio outstanding at November 18, 2005.  The Ameritas Growth Portfolio's net assets as of November 18, 2005, including $7,116,533 of unrealized appreciation, were combined with those of the Ameritas Income & Growth Portfolio.